Exhibit 99.1

FROM: SOLITRON DEVICES, INC.	CONTACT: SHEVACH SARAF
FOR IMMEDIATE RELEASE:	(561) 848-4311
May 29, 2015

SOLITRON DEVICES, INC. ANNOUNCES CASH DIVIDEND AND

STOCK REPURCHASE PROGRAM

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (the “Company”) today announced that its Board of Directors declared a cash dividend of $0.25 per share of common stock. The dividend will be paid on or about July 22, 2015 to stockholders of record as of the close of business on June 29, 2015.

The Company also announced that its Board of Directors has authorized a repurchase program of up to $500,000 of the Company’s common stock through February 29, 2016. Purchases may be made through the open market or privately negotiated transactions as determined by the Company’s management and in accordance with the requirements of the Securities and Exchange Commission. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other conditions.

“We are continuing to return capital to our stockholders by paying our second cash dividend since emerging from bankruptcy in 1993. This cash dividend reflects an increase of $0.20 per share of common stock over the cash dividend paid last year of $0.05 per share. We believe the authorization of a stock repurchase program will also create further value for our stockholders. We are committed to enhancing and returning stockholder value. We will continue to regularly review our capital management strategy and evaluate opportunities to return capital to our stockholders,” said Shevach Saraf, Chairman, Chief Executive Officer, President, Chief Financial Officer and Treasurer of the Company.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid-state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), field effect transistors and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959, and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the timing and payment of the cash dividend and our ability to consummate repurchases under the stock repurchase program. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) changes in our stock price, corporate or other market conditions; (2) the loss of, or reduction of business from, substantial clients; (3) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (4) changes in government policy or economic conditions; (5) increased competition; (6) the uncertainty of current economic conditions, domestically and globally; (7) environmental regulations; and (8) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.